Exhibit 3.1

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

T-MOBILE US, INC.

Pursuant to Sections 242 and 245

of the Delaware General Corporation Law (“DGCL”)

The undersigned, J. Braxton Carter, hereby certifies that,

ONE: He is the duly elected and acting Chief Financial Officer of MetroPCS Communications, Inc. (the “Corporation”).

TWO: The name of the Corporation prior to the Effective Time is MetroPCS Communications, Inc.

THREE: The original certificate of incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on March 10, 2004 pursuant to the DGCL.

FOUR: The directors and the stockholders of the Corporation, in accordance with Sections 242 and 245 of the DGCL, have duly adopted and approved this Fourth Amended and Restated Certificate of Incorporation.

The certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

CORPORATE NAME

The name of the Corporation from and after the Effective Time is T-Mobile US, Inc.

ARTICLE II

REGISTERED ADDRESS AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

NATURE OF BUSINESS

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

AUTHORIZED CAPITAL STOCK

(A) General. The Corporation is authorized to issue two (2) classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Billion One Hundred Million (1,100,000,000) shares. One Billion (1,000,000,000) shares shall be Common Stock, par value $0.00001 per share, and One Hundred Million (100,000,000) shares shall be Preferred Stock, par value $0.00001 per share.

(B) Upon the Effective Time, each share of Common Stock, par value $0.0001 per share, issued and outstanding immediately before the Effective Time automatically shall be, without any action on the part of the Corporation or the holder thereof, reclassified as, and converted into, 0.5 of a validly issued, fully paid and non-assessable share of Common Stock, par value $0.00001 per share (such reclassification and conversion, the “Reverse Stock Split”), subject to the treatment of fractional share interests as described below. Any stock certificate that, immediately before the Effective Time, represented a share or shares of Common Stock shall, from and after the Effective Time, automatically and without the presentation of such certificate to the Corporation for exchange thereof, represent such share or shares of Common Stock that result from the Reverse Stock Split, subject to the elimination of fractional shares as described below. Notwithstanding the foregoing, each Common Stock holder that would otherwise be entitled to a fraction of a share of Common Stock as a result of the Reverse Stock Split after aggregating all fractions of shares of Common Stock to be received by such holder shall in lieu thereof be entitled to receive payment in cash (rounded up to the nearest whole cent, without interest and subject to applicable withholding taxes) from the Corporation’s transfer agent in lieu of such fractional shares in accordance with Section 155 of the DGCL.

(C) Preferred Stock.

1. The Preferred Stock may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors or by order or decree of a court of competent jurisdiction over the Corporation administering any applicable statute of the United States relating to plans of reorganization of corporations, subject to any qualifications, limitations and restrictions set forth elsewhere in this Article IV or in Article VIII. The voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of each series of the Preferred Stock shall be such as are fixed by the Board of Directors or fixed by such court, the authority to do so being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors or in an order or decree of such court providing for the issue of such series of Preferred Stock (herein called the “Certificate of Designation”). The Certificate of Designation as to any series shall, subject to any qualifications, limitations and restrictions set forth elsewhere in this Article IV or in Article VIII, (a) designate the series, (b) fix the dividend rate, if any, of such series, the payment dates for dividends on shares of such series and the date or dates, or the method of determining the date or dates, if any, from which dividends on shares of such series shall be cumulative, (c) fix the amount or amounts payable on shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and (d) state the price or prices or rate or rates, and adjustments, if any, at which, and the time or times and the terms and conditions upon which, the shares of such series may be redeemed at the option of the Corporation or at the option of the holder or holders of shares of such series or upon the occurrence of a specified event, and state whether such shares may be redeemed for cash, property or rights, including securities of the Corporation or other equity securities; and such Certificate of Designation may (i) limit the number of shares of such series that may be issued, (ii) provide for a sinking fund for the purchase or redemption of shares of such series and specify the terms and conditions governing the operations of any such fund, (iii) grant voting rights to the holders of shares of such series, (iv) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation, (v) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, shares ranking junior to such series with respect to dividends or distributions of assets upon liquidation, (vi) state the time or times, the price or prices or the rate or rates of exchange and other terms, conditions and adjustments upon which shares of any such series may be made convertible into, or exchangeable for, at the option of the holder or the Corporation or upon the occurrence of a specified event, shares of any other class or classes or of any other series of Preferred Stock or any other class or classes of stock or other securities of the Corporation, and (vii) grant such other special rights and impose such qualifications, limitations or restrictions thereon as shall be fixed by the Board of Directors or such court, to the extent not inconsistent with this Article IV or Article VIII and to the full extent now or hereafter permitted by the laws of the State of Delaware.

2. Preferred Stock that is redeemed, purchased or retired by the Corporation shall assume the status of authorized and unissued Preferred Stock and may thereafter, subject to the provisions of any Certificate of Designation providing for the issue of any particular series of Preferred Stock, be reissued in the same manner as authorized and unissued Preferred Stock.

(D) Common Stock. All shares of Common Stock shall be identical except as expressly set forth in this Article IV. Each share of Common Stock shall have attributed to it the number of votes set forth in Section (E) below.

(E) Rights of Holders of Capital Stock.

1. Holders of Preferred Stock. Except as such rights may be specifically limited herein, the rights of holders of Preferred Stock shall be as set forth in any Certificate of Designation relating thereto.

2. Holders of Common Stock. The rights of holders of Common Stock shall be as set forth in this Section (E)(2), except with respect to such rights as are set forth in Section (F) of this Article IV.

(a) Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends, distributed ratably among the holders of the Common Stock in proportion to the number of shares of such Common Stock owned by each such holder, as may be declared from time to time by the Board of Directors.

(b) Liquidation Preference. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to distributions in the event of liquidation, dissolution or winding up of the Corporation, and after any and all distributions are made in accordance therewith, in such event, either voluntary or involuntary, the remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock in proportion to the number of shares of such Common Stock owned by each such holder.

3. Redemption.

(a) Subject to Section (E)(3)(e) of this Article IV, if, at any time, a holder of shares of Common Stock or Preferred Stock acquires additional shares of Common Stock or Preferred Stock, or is otherwise attributed with ownership of such shares, that would cause the Corporation to violate (in each case, an “FCC Violation”) (A) any requirement of the Federal Communications Commission (“FCC”) regarding foreign ownership (collectively, “Foreign Ownership Requirements”) or (B) any other rule or regulation of the FCC applicable to the Corporation, then the Corporation may, at the option of the Board of Directors, redeem from the holder or holders causing such FCC Violation a sufficient number of shares of Common Stock or Preferred Stock to eliminate the FCC Violation by paying in cash therefor a sum equal to the Redemption Price. The “Redemption Price” (herein so called) shall equal such price as is mutually determined by such stockholders and the Corporation, or, if no mutually acceptable agreement can be reached, shall equal either (i) seventy-five percent (75%) of the fair market value of the Common Stock (the “Common Stock Fair Market Value”) or the Fair Market Value of the Preferred Stock, as applicable, where such holder caused the FCC Violation, or (ii) one hundred percent (100%) of the Common Stock Fair Market Value or the Fair Market Value of the Preferred Stock, as applicable, where the FCC Violation was caused by no fault of the holder; provided, however, that the determination of whether such party caused the FCC Violation shall be made, in good faith, by the disinterested members of the Board of Directors. As used in this Section (E)(3), the Common Stock Fair Market Value shall be determined as follows:

(i) if the Common Stock is publicly traded at the time of determination, the average of the closing prices for the Common Stock on all domestic securities exchanges on which the Common Stock may at the time be listed, or, if there have been no sales of the Common Stock on any such exchange on such day, the average of the highest bid and lowest asked prices for the Common Stock on all such exchanges at the end of such day, or, if on any day the Common Stock is not so listed, the average of the representative bid and asked prices for the Common Stock quoted on the NASDAQ system as of the close of trading on such day, or if on any day such security is not quoted in the NASDAQ system, the average of the highest bid and lowest asked prices for the Common Stock on such day in the domestic over-the-counter market as reported by the Pink Sheets, LLC, or any similar successor organization, in each such case averaged over the 30-day period ending three days prior to the Redemption Date (as defined in Section (E)(3)(b) of this Article IV); and

(ii) if the Common Stock is not publicly traded at the time of determination then, the fair value of the Common Stock as determined in good faith by the disinterested members of the Board of Directors.

As used in this Section (E)(3), the Preferred Stock Fair Market Value shall mean the value determined by multiplying the Common Stock Fair Market Value by the number of shares of Common Stock into which the share of Preferred Stock is then convertible.

(b) At least five (5) but no more than thirty (30) days prior to any date on which Common Stock or Preferred Stock is to be redeemed (a “Redemption Date”), written notice shall be sent by mail, first class postage prepaid, overnight mail, facsimile, or electronic mail to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the shares of Common Stock or Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided in Section (E)(3)(c) of this Article IV, on or after the Redemption Date, each holder of shares of Common Stock or Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Common Stock or Preferred Stock designated for redemption in the Redemption Notice as holders of such shares of Common Stock or Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Common Stock or Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Common Stock or Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Common Stock or Preferred Stock to be redeemed. The shares of Common Stock or Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Common Stock or Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

(d) Prior to effecting any such redemption, the Corporation shall provide any holder of Common Stock or Preferred Stock to be redeemed with reasonable prior written notice of the reason giving rise to the Corporation’s redemption right and, if requested to do so by such holder, the Corporation shall reasonably cooperate with such affected holder in arranging another method to minimize or eliminate the reason giving rise to the Corporation’s redemption right, including, but not limited to and not in any particular order of priority, preparing and filing waiver requests with the FCC, developing alternative ownership structures, assisting with a sale of such holders’ interest in the Corporation, amending the Corporation’s Certificate of Incorporation and obtaining FCC approvals for such transaction.

(e) The provisions of Sections (E)(3)(a) through (E)(3)(d) of this Article IV shall not apply to Deutsche Telekom AG (the “Stockholder”) or any of its subsidiaries, any acquisition of shares of Common Stock or Preferred Stock by the Stockholder or any of its subsidiaries, or any ownership of such shares otherwise attributed to the Stockholder or any of its subsidiaries, and the Corporation shall not have the authority under Sections (E)(3)(a) through (E)(3)(d) of this Article IV to redeem any shares of Common Stock or Preferred Stock beneficially owned, directly or indirectly, by the Stockholder or any of its subsidiaries, in each case notwithstanding anything to the contrary therein. In the event that any waivers or approvals are required from the FCC in order for the Stockholder or any of its subsidiaries to acquire or hold Common Stock or Preferred Stock, the Stockholder and its subsidiaries shall cooperate to secure such waivers or approvals and abide by any conditions related to such waivers or approvals.

(F) Voting Rights.

1. Common Stock. The holders of Common Stock shall have the right to vote on every matter submitted to a vote of the holders of capital stock of the Corporation other than any matter on which only the holders of one or more other classes or series of capital stock of the Corporation are entitled to vote separately as a class.

2. Preferred Stock. Except as specifically limited herein, the holders of Preferred Stock shall have such voting rights as shall be set forth in any Certificate of Designation relating thereto.

ARTICLE V

POWER TO AMEND BYLAWS

(A) Board of Directors. Except as otherwise provided in this Fourth Amended and Restated Certificate of Incorporation (as it may be amended from time to time, this “Certificate of Incorporation”) and subject to any additional requirements expressly set forth in the Bylaws of the Corporation, the Board of Directors is expressly authorized, upon the affirmative vote of a majority of the directors then serving, to make, adopt, alter, amend, and repeal from time to time the Bylaws of the Corporation and make from time to time new Bylaws of the Corporation (subject to the right of the stockholders entitled to vote thereon to adopt, alter, amend, and repeal Bylaws made by the Board of Directors or to make new Bylaws).

(B) Stockholders. The stockholders of the Corporation may adopt, alter, amend, or repeal Bylaws made by the Board of Directors or make new Bylaws upon the affirmative vote of the holders of shares having a majority of the aggregate voting power of all of the outstanding shares of the Corporation’s capital stock then entitled to vote thereon, subject to any additional requirements in the Bylaws of the Corporation.

ARTICLE VI

BOARD OF DIRECTORS

(A) Number, Election and Term of Directors.

1. The number of directors constituting the entire Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation, or as provided in accordance with any Certificate of Designation. All of the directors of the Corporation shall be of one class and shall be elected annually. Each director shall hold office until the next annual meeting of stockholders and, the foregoing notwithstanding, shall serve until his successor shall have been duly elected and qualified or until his earlier death, resignation, retirement, disqualification or removal.

2. At all times when the ratio, expressed as a percentage, of (i) the number of votes entitled to be cast generally in the election of directors (“Votes”) by the Common Stock and any class of capital stock or other securities of the Corporation other than the Common Stock that are entitled to vote generally in the election of directors (the “Voting Securities”) Beneficially Owned by the Stockholder to (ii) the aggregate Votes entitled to be cast by all then-outstanding Voting Securities (such ratio, the “Stockholder Voting Percentage”) is ten percent (10%) or more, the Stockholder shall have the right to designate a number of individuals to be nominees for election to the Board of Directors (“Stockholder Designees”) equal to the Stockholder Voting Percentage multiplied by the total number of directors of the Board of Directors that the Corporation would have if there were no vacancies, rounded to the nearest whole number; provided, that the number of directors on the Board of Directors who are also officers, employees, directors or affiliates of the Stockholder shall not in any event exceed a number equal to the Stockholder Voting Percentage multiplied by the total number of Directors that the Corporation would have if there were no vacancies, rounded to the nearest whole number greater than zero. In addition, the Corporation shall cause any committee of the Board of Directors to include in its membership a number of Stockholder Designees then serving as directors on the Board of Directors equal to the Stockholder Voting Percentage multiplied by the total number of members that such committee would have if there were no vacancies on such committee, rounded up to the nearest whole number, except to the extent that such membership would violate applicable securities laws or stock exchange or stock market rules; provided, however, that no committee may consist solely of directors who are also officers, employees, directors or affiliates of the Stockholder. If at any time the Stockholder Voting Percentage is less than ten percent (10%), the Stockholder shall promptly cause all of the Stockholder Designees then serving as Directors to resign from the Board, and all of the rights of the Stockholder set forth in this Section (A)(2) of Article VI shall forever terminate.

3. If at any time the number of Stockholder Designees then serving as directors or as members of any committee of the Board of Directors exceeds the number of

Stockholder Designees the Stockholder is entitled to designate to the Board of Directors or any committee thereof pursuant to this Section (A) of Article VI, the Stockholder shall cause the number of Stockholder Designees then serving as directors or as members of such committee of the Board of Directors representing such excess to resign immediately as directors or committee members, as applicable.

4. In the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director until the expiration of his current term, or his prior death, resignation, retirement, disqualification or removal. In the event of any increase in the authorized number of directors as a result of which the Stockholder shall be entitled to designate one or more additional Stockholder Designees based upon the increased size of the Board of Directors and the then Stockholder Voting Percentage, (i) the Stockholder shall be entitled promptly to designate such Stockholder Designees, and (ii) the Corporation shall cause the prompt appointment or election of such Stockholder Designee(s) as director(s) . If at any time the Stockholder Voting Percentage is less than ten percent (10%), all of the rights of the Stockholder set forth in this Section (A)(4) of Article VI shall forever terminate.

5. The Company and the Stockholder shall use their reasonable best efforts to cause at least three of the directors to be considered “independent” under the rules of the Securities and Exchange Commission, the New York Stock Exchange and any other or additional exchange on which the securities of the Corporation are listed, including for purposes of Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (or any successor rule thereto).

(B) Vacancies. Any vacancies of the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other reason may be filled as provided in the Bylaws of the Corporation; provided that upon any such vacancy resulting in any Stockholder Designee ceasing to serve as a director at a time when the Stockholder has the right under Section (A)(2) of Article VI to designate a replacement Stockholder Designee, (i) the Stockholder shall be entitled promptly to designate a replacement Stockholder Designee to fill such vacancy, and (ii) the Corporation shall cause the prompt appointment or election of such replacement Stockholder Designee as a director.

(C) Written Ballots not Required. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

(D) Removal of Directors. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of the Corporation’s capital stock entitled to elect such director, voting separately as a class, at a duly organized meeting of stockholders or by written consent; provided that no Stockholder Designee may be removed under this Section (D) of Article VI without the prior written consent of the Stockholder.

(E) Corporate Opportunity Matters.

1. Except as set forth in Section (E)(2) of this Article VI, to the extent permitted by the DGCL, if any non-employee director (or any of his or her affiliates) acquires knowledge of a potential transaction or matter which may be a corporate opportunity in the same or similar activity or line of business as the Corporation, the Corporation shall have no interest or expectancy in being offered by such non-employee director any opportunity to participate in such corporate opportunity, any such interest or expectancy being hereby renounced, so that, as a result of such renunciation and without limiting the scope of such renunciation, such person (a) shall have no duty to communicate or present such corporate opportunity to the Corporation and (b) shall have the right to hold any such corporate opportunity for its (and its officers’, directors’, agents’, stockholders’ or affiliates’) own account or to recommend, sell, assign or transfer such corporate opportunity to any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature (each, a “Person”) other than the Corporation; provided, however, that the foregoing shall not preclude or prevent the Corporation from pursuing any corporate opportunity that may be presented to it by any means.

2. Notwithstanding the provisions of Section (E)(1) of this Article VI, the Corporation does not renounce any interest or expectancy it may have in any corporate opportunity that is offered to any non-employee director, if such opportunity is expressly offered to such non-employee director (or his or her affiliates) solely in, and as a direct result of, his or her capacity as a director of the Corporation.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION WITHOUT A MEETING

(A) Meetings of Stockholders. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. Special meetings of the stockholders of the Corporation (i) may be called, for any purpose or purposes, by the chairman of the Board of Directors or the chief executive officer and (ii) shall be called by the secretary of the Corporation at the request of (a) a majority of the Board of Directors or (b) for so long as the Stockholder Voting Percentage is twenty-five percent (25%) or greater, the holders of not less than thirty-three and one third percent (33-1/3%) of the voting power of all of the outstanding voting stock of the Corporation entitled to vote generally for the election of directors, which such request must be in writing, shall state the purpose or purposes of the proposed meeting (which shall be included in the notice of such meeting) and shall include all information required to be delivered pursuant to the notice requirements set forth in the Bylaws of the Corporation in order for nominations or business, as applicable, to be properly brought before a meeting by a stockholder. If at any time the Stockholder Voting Percentage is less than twenty-five percent (25%), the stockholders’ ability to request a special meeting of stockholders pursuant to the immediately preceding sentence shall forever terminate. Each special meeting shall be held within a reasonable time after being called in accordance with the preceding sentence. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

(B) Stockholder Action by Written Consent. For so long as the Stockholder Voting Percentage is twenty-five percent (25%) or greater, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. If at any time the Stockholder Voting Percentage is less than twenty-five percent (25%), the stockholders’ ability to act by written consent pursuant to the immediately preceding sentence shall forever terminate, and, thereafter, (i) no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of such stockholders and (ii) the stockholders may not take action by written consent.

ARTICLE VIII

CONSENTS

(A) In addition to any other vote, consent or approval required by this Certificate of Incorporation, the Bylaws of the Corporation, or applicable law, for so long as the Stockholder Voting Percentage is thirty percent (30%) or greater, the Corporation shall not, and shall cause its subsidiaries not to, take or agree to take any of the following actions, in each case without the prior written consent of the Stockholder, which consent the Stockholder may withhold in its sole discretion:

1. create, incur, issue, assume or otherwise become liable for (including through a merger, acquisition or otherwise) or refinance or guarantee any Indebtedness (as defined in the stockholder’s agreement entered into on April 30, 2013 by the Stockholder and the Corporation (the “Stockholder’s Agreement”)) (excluding any Permitted Debt (as defined in the Stockholder’s Agreement)) that would result in the Corporation and its subsidiaries, on a consolidated basis, having or being liable for Indebtedness (as defined in the Stockholder’s Agreement) in an aggregate principal amount that would result in the Debt to Cash Flow Ratio (as defined in the Stockholder’s Agreement) for the Corporation’s most recently ended four full fiscal quarters for which financial statements are available to be greater than 5.25 to 1.0 on a pro forma basis as if the additional Indebtedness had been incurred at the beginning of such four-quarter period;

2. take any action or enter into any transaction that would reasonably be expected to result in a breach of or default under any credit agreement, indenture, note, or similar instrument or security to which the Stockholder or any of its affiliates is a party or is bound;

3. acquire (including by way of merger, recapitalization, reorganization, liquidation or dissolution) any business, debt or equity interests, operations or assets of any Person, or make any investment in or loan to any Person, in any single transaction or series of related transactions (excluding the acquisition of products and equipment in the ordinary course of business), for consideration in excess of $1,000,000,000;

4. sell, lease, transfer, Encumber (as defined in the Stockholder’s Agreement) (other than Permitted Liens (as defined in the Stockholder’s Agreement)) or otherwise dispose of (including by way of merger, recapitalization, reorganization, liquidation or dissolution) any division, business, or operations of the Corporation or any of its subsidiaries, or any equity interests of the Corporation or any of its subsidiaries, in any single transaction or series of related transactions, for consideration in excess of $1,000,000,000;

5. change the size of the Board of Directors;

6. issue any equity or equity-linked securities or other Voting Securities of the Corporation or any of its subsidiaries, in any single transaction or series of related transactions, (i) constituting ten percent (10%) or more of the then outstanding shares of Common Stock (other than grants of incentive awards to officers or employees of the Corporation or its subsidiaries that are approved by the Board or the applicable committee thereof or issuances of securities to the Corporation or any of its wholly owned Subsidiaries) or (ii) for the purpose of redeeming or purchasing any indebtedness of the Corporation held by the Stockholder or its affiliates;

7. subject to Section (E)(3)(e) of Article IV, (i) repurchase or redeem any equity (or equity-based) securities of the Corporation or any of its non-wholly owned subsidiaries, or (ii) make any extraordinary or in-kind dividend with respect to any of the equity (or equity-based) securities of the Corporation or any of its subsidiaries, other than a dividend on a pro rata basis with respect to all stockholders of the Corporation, or a dividend to the Corporation or any of its wholly owned Subsidiaries; or

8. hire, or terminate without cause, its Chief Executive Officer, or agree to do so.

(B) In addition to any other vote, consent or approval required by this Certificate of Incorporation, the Bylaws of the Corporation, or applicable law, for so long as the Stockholder Voting Percentage is five percent (5%) or greater, the Corporation shall not amend or seek to amend this Certificate of Incorporation, the Bylaws of the Corporation or the Stockholder’s Agreement (including, for the avoidance of doubt, the creation of any shareholder rights plan or other amendment intended to limit the Stockholder’s ownership or acquisition of securities of the Corporation) in any manner that could limit, restrict or adversely affect the Stockholder or its rights thereunder without the prior written consent of the Stockholder, which consent may be withheld in its sole discretion.

(C) Notwithstanding anything contained herein to the contrary, if at any time the Stockholder Voting Percentage is less than thirty percent (30%), all of the obligation of the Corporation and rights of the Stockholder set forth in Section (A) of this Article VIII shall forever terminate.

ARTICLE IX

INDEMNIFICATION

(A) The Corporation shall, to the fullest extent permitted by the DGCL in effect on the date of the effectiveness of this Certificate of Incorporation, and to such greater extent as the

DGCL may thereafter permit, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, manager, member, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, manager, member, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, liabilities, losses, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

(B) To the extent that a director, manager, member, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section (A) of this Article IX, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(C) Any indemnification under Section (A) of this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders of the Corporation.

(D) Expenses (including attorneys’ fees) incurred by an officer, director, a manager of a Corporation limited liability company, or a member of a management committee of a Corporation limited liability company, in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, manager or member to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(E) The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(F) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, manager, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, manager, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Section 145 of the DGCL.

(G) For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation, partnership, limited liability company, or joint venturer or other enterprise (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, managers, members, employees or agents so that any person who is or was a director, officer, manager, member, employee or agent of such constituent corporation, partnership, limited liability company, or joint venturer or other enterprise, or is or was serving at the request of such constituent corporation, partnership, limited liability company, or joint venturer or other enterprise as a director, officer, manager, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation, partnership, limited liability company, or joint venturer or other enterprise as he would have with respect to such constituent corporation if its separate existence had continued.

(H) For purposes of this Article IX, (i) references to “other enterprises” shall include employee benefit plans, including without limitation, any plan of the Corporation which is governed by the Employee Retirement Income Security Act of 1974, as amended from time to time (collectively, “Employee Benefit Plans”), (ii) references to “fines” shall include any excise taxes assessed on a person with respect to an Employee Benefit Plan, (iii) references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to any Employee Benefit Plan, its participants or beneficiaries, and (iv) a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an Employee Benefit Plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.

(I) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, manager, member, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(J) The provisions of this Article IX shall be deemed to be a contract between the Corporation and each director, officer, employee or agent who serves in such capacity at any time while this Article IX is in effect. Any repeal or modification of this Article IX shall be prospective only, and shall not adversely affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts, whether such state of facts was then known or later known.

ARTICLE X

LIMITATION OF LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended or replaced, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after the date of filing this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article X shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XI

AMENDMENTS TO CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law and subject to Section C of Article VIII, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power; provided that, notwithstanding the fact that a lesser percentage may be specified by the DGCL, the affirmative vote of the holders of record of outstanding shares representing at least seventy-five percent (75%) of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of the Board of Directors, voting together as a single class, shall be required to amend, alter, change, repeal, or adopt any provision or provisions inconsistent with, Article IX and this Article XI of this Certificate of Incorporation unless such amendment, alteration, change, repeal or adoption of any inconsistent provision or provisions is adopted or authorized by the Board of Directors by the affirmative vote of at least seventy-five percent (75%) of all of the members of the Board of Directors.

ARTICLE XII

GOVERNING LAW; FORUM FOR ADJUDICATION OF DISPUTES

This Certificate of Incorporation and the internal affairs of the Corporation shall be governed by and interpreted under the laws of the State of Delaware, excluding its conflict of laws principles. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware Corporation Law, this Certificate of Incorporation or the Bylaws of the Corporation, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine.

ARTICLE XIII

EFFECTIVE TIME

This Certificate of Incorporation shall become effective as of 4:01 p.m. Eastern Standard Time on April 30, 2013 (the “Effective Time”).

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IN WITNESS WHEREOF, the Corporation has caused this Fourth Amended and Restated Certificate of Incorporation to be executed by the Chief Financial Officer of the Corporation on this 30th day of April, 2013.

MetroPCS Communications, Inc.

By:	/s/ Roger Linquist
Name: Roger Linquist
Title: Chief Executive Officer